EXHIBIT 5.0


                     [Letterhead of Bernstein & Wasserman]





                                                              July 3, 1996



Interiors, Inc.
320 Washington Street
Mount Vernon, New York 10553


Ladies and Gentlemen:

         We have acted as counsel for Interiors, Inc., a Delaware corporation ("Company"), in connection with a Registration Statement on Form S-8 ("Registration Statement") being filed contemporaneously herewith by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), covering 350,000 shares of the Company's Series A Convertible Preferred Stock, $.001 par value ("Preferred Stock"), heretofore granted pursuant to a Consulting Agreement, dated June 30, 1996, between the Company and Morris Munn.

         In that connection, we have examined the Certificate of Incorporation, as amended, and the By-Laws of the Company, the Registration Statement, the Consulting Agreement between the Company and Morris Munn, corporate proceedings of the Company relating to the issuance of the Preferred Stock and such other instruments and documents as we have deemed relevant under the circumstances.

         In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies. We have also assumed that the corporate records of the Company include all corporate proceedings taken by the Company to date.

         Based upon and subject to the foregoing, we are of the opinion that the Preferred Stock when issued in accordance with the terms of the Consulting Agreement will be duly and validly authorized and issued and fully paid and non-assessable.

         We hereby consent to the use of this opinion as herein set forth as an exhibit to the Registration Statement.

                                                   Very truly yours,

                                                   BERNSTEIN & WASSERMAN, LLP